Civeo Reports Third Quarter 2022 Results
Third Quarter Highlights include:
•Reported third quarter revenues of $184.2 million, net income of $5.2 million and operating cash flow of $38.7 million;
•Reduced net leverage ratio to 0.9x as of September 30, 2022 from 1.2x as of June 30, 2022;
•Delivered third quarter Adjusted EBITDA of $35.0 million and free cash flow of $38.6 million; and
•Announced earlier this quarter that its Board of Directors had renewed its share repurchase authorization for the Company to repurchase up to 5% of its total common shares outstanding over the next twelve months.

HOUSTON and CALGARY, October 28, 2022 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2022.
“In the third quarter of 2022, our focus remained on our strategic objectives of operating safely, generating free cash flow, maintaining our strong balance sheet and returning capital to shareholders through our buyback program. We continued to experience a recovery in Canadian lodge billed rooms as our customers increase activity in the oil sands region. We also experienced strong Canadian mobile camp results supporting pipeline construction activity. We now expect our mobile camps to remain active into 2023, moving their demobilization costs out of 2022 Adjusted EBITDA guidance, " stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, "We are also proud to report that we achieved the significant milestone of reducing our net leverage ratio below 1.0x. This achievement would not be possible without the efforts of the entire Civeo team over the last few years. Our continued debt reduction provides us the flexibility to both weather the current market volatility and further evaluate other capital allocation opportunities."

Third Quarter 2022 Results
In the third quarter of 2022, Civeo generated revenues of $184.2 million and reported net income of $5.2 million, or $0.32 per diluted share. During the third quarter of 2022, Civeo produced operating cash flow of $38.7 million, Adjusted EBITDA of $35.0 million and free cash flow of $38.6 million.
By comparison, in the third quarter of 2021, Civeo generated revenues of $155.1 million and reported net income of $0.1 million, or $0.00 per diluted share. During the third quarter of 2021, Civeo produced operating cash flow of $33.9 million, Adjusted EBITDA of $26.2 million and free cash flow of $31.0 million.
Overall, the increase in revenues and Adjusted EBITDA in the third quarter of 2022 compared to the third quarter of 2021 was primarily driven by improved occupancy in the Canadian lodges and Australian villages as well as increased Canadian mobile camp activity, partially offset by the weaker Canadian and Australian dollars relative to the U.S. dollar.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2022 to the results for the third quarter of 2021.)
Canada
During the third quarter of 2022, the Canadian segment generated revenues of $103.0 million, operating income of $7.8 million and Adjusted EBITDA of $25.6 million, compared to revenues of $84.1 million, operating income of $6.1 million and Adjusted EBITDA of $19.8 million in the third quarter of 2021. Results from the third quarter of 2022 reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $3.7 million and $0.9 million, respectively.

On a constant currency basis, the Canadian segment experienced a 27% period-over-period increase in revenues largely due to increased mobile camp activity and a 19% year-over-year increase in billed rooms, driven by increased customer activity as a result of the recovery of oil prices. Adjusted EBITDA for the Canadian segment increased 29% year-over-year primarily due to the aforementioned dynamics.

Australia

During the third quarter of 2022, the Australian segment generated revenues of $73.8 million, operating income of $5.9 million and Adjusted EBITDA of $16.9 million, compared to revenues of $65.1 million, operating income of $4.4 million and Adjusted EBITDA of $14.8 million in the third quarter of 2021. Results from the third quarter of 2022 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $5.5 million and $1.3 million, respectively.

On a constant currency basis, the Australian segment experienced a 22% period-over-period increase in revenues, and a 14% year-over-year increase in Adjusted EBITDA. These improvements were driven by higher integrated services activity in Western Australia as well as a 7% year-over-year growth in billed rooms due to increased customer maintenance activity in the Bowen Basin.

U.S.
The U.S. segment generated revenues of $7.4 million, an operating loss of $1.7 million and negative Adjusted EBITDA of less than $0.0 million in the third quarter of 2022, compared to revenues of $5.9 million, an operating loss of $2.1 million and negative Adjusted EBITDA of $0.5 million in the third quarter of 2021. Revenues and Adjusted EBITDA increased year-over-year primarily due to the increased activity in our wellsite services and offshore businesses, partially offset by the sale of the West Permian lodge in the fourth quarter of 2021.

Financial Condition
As of September 30, 2022, Civeo had total liquidity of approximately $117.3 million, consisting of $108.9 million available under its revolving credit facilities and $8.4 million of cash on hand.
Civeo’s total debt outstanding on September 30, 2022 was $126.2 million, a $28.4 million decrease since June 30, 2022. The decrease consisted of $19.5 million in debt payments from cash flow generated by the business and favorable foreign currency translation of $8.9 million.
Civeo reduced its net leverage ratio to 0.9x as of September 30, 2022 from 1.2x as of June 30, 2022.
During the third quarter of 2022, Civeo invested $8.8 million in capital expenditures compared to $3.4 million invested during the third quarter of 2021. Capital expenditures in both periods were predominantly related to maintenance spending on the Company’s lodges and villages.

Full Year 2022 Guidance
For the full year of 2022, Civeo is increasing its previously provided revenue and Adjusted EBITDA guidance range to $675 million to $685 million and $110 million to $115 million, respectively. The Company is maintaining its full year 2022 capital expenditure guidance of $24 million to $29 million.

Conference Call
Civeo will host a conference call to discuss its third quarter 2022 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and using the conference ID 13733925#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13733925#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 27 lodges and villages in Canada, Australia and the U.S., with an aggregate of over 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, and ability to pay down debt are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, inflation, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales.

See “Non-GAAP Reconciliation” below for additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$184,227	$155,063	$534,859	$434,669

Costs and expenses:
Cost of sales and services	133,496	111,430	389,392	319,242
Selling, general and administrative expenses	17,677	17,320	50,572	46,204
Depreciation and amortization expense	22,608	20,282	65,818	62,928
Impairment expense	—	—	—	7,935
Other operating (income) expense	(339)	21	(187)	122
	173,442	149,053	505,595	436,431
Operating income (loss)	10,785	6,010	29,264	(1,762)

Interest expense	(3,001)	(3,166)	(8,077)	(9,929)
Loss on extinguishment of debt	—	(416)	—	(416)
Interest income	13	—	15	2
Other income	2,179	364	4,290	6,066
Income (loss) before income taxes	9,976	2,792	25,492	(6,039)
Income tax expense	(3,713)	(1,770)	(7,091)	(2,354)
Net income (loss)	6,263	1,022	18,401	(8,393)
Less: Net income attributable to noncontrolling interest	546	478	1,706	534
Net income (loss) attributable to Civeo Corporation	5,717	544	16,695	(8,927)
Less: Dividends attributable to Class A preferred shares	492	482	1,469	1,440
Net income (loss) attributable to Civeo common shareholders	$5,225	$62	$15,226	$(10,367)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.32	$—	$0.92	$(0.73)
Diluted	$0.32	$—	$0.91	$(0.73)

Weighted average number of common shares outstanding:
Basic	13,932	14,277	14,058	14,255
Diluted	14,064	14,361	14,220	14,255

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2022	December 31, 2021
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$8,361	$6,282
Accounts receivable, net	122,280	114,859
Inventories	6,984	6,468
Assets held for sale	13,759	11,762
Prepaid expenses and other current assets	13,337	17,822
Total current assets	164,721	157,193

Property, plant and equipment, net	309,752	389,996
Goodwill, net	7,322	8,204
Other intangible assets, net	81,997	93,642
Operating lease right-of-use assets	14,267	18,327
Other noncurrent assets	5,270	5,372
Total assets	$583,329	$672,734

Current liabilities:
Accounts payable	$46,225	$49,321
Accrued liabilities	32,432	33,564
Income taxes	111	171
Current portion of long-term debt	27,964	30,576
Deferred revenue	2,092	18,479
Other current liabilities	8,900	4,807
Total current liabilities	117,724	136,918

Long-term debt	96,727	142,602
Deferred income taxes	7,344	896
Operating lease liabilities	11,669	15,429
Other noncurrent liabilities	13,668	13,778
Total liabilities	247,132	309,623

Shareholders' equity:
Preferred shares	63,410	61,941
Common shares	—	—
Additional paid-in capital	1,585,303	1,582,442
Accumulated deficit	(911,934)	(912,951)
Treasury stock	(9,063)	(8,050)
Accumulated other comprehensive loss	(394,408)	(361,883)
Total Civeo Corporation shareholders' equity	333,308	361,499
Noncontrolling interest	2,889	1,612
Total shareholders' equity	336,197	363,111
Total liabilities and shareholders' equity	$583,329	$672,734

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities:
Net income (loss)	$18,401	$(8,393)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	65,818	62,928
Impairment charges	—	7,935
Loss on extinguishment of debt	—	416
Deferred income tax expense	6,930	2,105
Non-cash compensation charge	2,861	2,933
Gains on disposals of assets	(4,069)	(2,305)
Provision (benefit) for credit losses, net of recoveries	(23)	155
Other, net	2,397	2,436
Changes in operating assets and liabilities:
Accounts receivable	(19,138)	(21,516)
Inventories	(1,557)	(193)
Accounts payable and accrued liabilities	3,515	9,836
Taxes payable	(62)	61
Other current assets and liabilities, net	(12,701)	6,843
Net cash flows provided by operating activities	62,372	63,241

Cash flows from investing activities:
Capital expenditures	(17,466)	(9,645)
Proceeds from dispositions of property, plant and equipment	11,975	7,545
Other, net	190	—
Net cash flows used in investing activities	(5,301)	(2,100)

Cash flows from financing activities:
Term loan repayments	(23,059)	(117,595)
Revolving credit borrowings (repayments), net	(14,824)	62,474
Debt issuance costs	—	(4,407)
Repurchases of common shares	(14,209)	(445)
Taxes paid on vested shares	(1,013)	(1,120)
Net cash flows used in financing activities	(53,105)	(61,093)

Effect of exchange rate changes on cash	(1,887)	(1,255)
Net change in cash and cash equivalents	2,079	(1,207)

Cash and cash equivalents, beginning of period	6,282	6,155
Cash and cash equivalents, end of period	$8,361	$4,948

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Canada	$103,009	$84,057	$307,984	$229,223
Australia	73,805	65,118	205,154	188,774
United States	7,413	5,888	21,721	16,672
Total revenues	$184,227	$155,063	$534,859	$434,669

EBITDA (1)
Canada	$25,567	$19,801	$71,445	$53,201
Australia	16,858	14,835	47,832	35,157
United States	(33)	(544)	197	(1,468)
Corporate and eliminations	(7,366)	(7,914)	(21,808)	(20,192)
Total EBITDA	$35,026	$26,178	$97,666	$66,698

Adjusted EBITDA (1)
Canada	$25,567	$19,801	$71,445	$53,201
Australia	16,858	14,835	47,832	43,092
United States	(33)	(544)	197	(1,468)
Corporate and eliminations	(7,366)	(7,914)	(21,808)	(20,192)
Total adjusted EBITDA	$35,026	$26,178	$97,666	$74,633

Operating income (loss)
Canada	$7,846	$6,131	$23,081	$5,924
Australia	5,859	4,422	17,446	5,073
United States	(1,690)	(2,124)	(4,594)	(5,831)
Corporate and eliminations	(1,230)	(2,419)	(6,669)	(6,928)
Total operating income (loss)	$10,785	$6,010	$29,264	$(1,762)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

EBITDA (1)	$35,026	$26,178	$97,666	$66,698
Adjusted EBITDA (1)	$35,026	$26,178	$97,666	$74,633
Free Cash Flow (2)	$38,595	$31,035	$56,881	$61,141

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income (loss) attributable to Civeo Corporation	$5,717	$544	$16,695	$(8,927)
Income tax expense	3,713	1,770	7,091	2,354
Depreciation and amortization	22,608	20,282	65,818	62,928
Interest income	(13)	—	(15)	(2)
Loss on extinguishment of debt	—	416	—	416
Interest expense	3,001	3,166	8,077	9,929
EBITDA	$35,026	$26,178	$97,666	$66,698
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	—	7,935
EBITDA and Adjusted EBITDA	$35,026	$26,178	$97,666	$74,633

(a) Relates to asset impairments in the second quarter of 2021.In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free

Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net Cash Flows Provided by Operating Activities	$38,741	$33,891	$62,372	$63,241
Capital expenditures	(8,819)	(3,389)	(17,466)	(9,645)
Proceeds from dispositions of property, plant and equipment	8,673	533	11,975	7,545
Free Cash Flow	$38,595	$31,035	$56,881	$61,141

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

Year Ending December 31, 2022

EBITDA Range (1)	$110.0	$115.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2022
	(estimated)

Net income	$3.0	$8.0
Income tax expense	9.0	9.0
Depreciation and amortization	88.0	88.0
Interest expense	10.0	10.0
EBITDA	$110.0	$115.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$72,724	$60,511	$219,349	$176,800
Mobile facility rental revenue (2)	25,283	19,075	73,359	38,240
Food and other services revenue (3)	5,002	4,471	15,276	14,183
Total Canadian revenues	$103,009	$84,057	$307,984	$229,223

Costs
Accommodation cost	$50,308	$41,470	$156,543	$124,798
Mobile facility rental cost	15,597	11,144	44,939	23,562
Food and other services cost	4,447	4,007	13,782	12,583
Indirect other cost	2,526	2,593	7,829	7,498
Total Canadian cost of sales and services	$72,878	$59,214	$223,093	$168,441

Average daily rates (4)	$99	$98	$102	$97

Billed rooms (5)	730,708	613,017	2,137,530	1,816,407

Canadian dollar to U.S. dollar	$0.766	$0.794	$0.779	$0.799

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$38,316	$38,104	$114,967	$109,559
Food and other services revenue (3)	35,489	27,014	90,187	79,215
Total Australian revenues	$73,805	$65,118	$205,154	$188,774

Costs
Accommodation cost	$17,818	$18,351	$55,065	$53,538
Food and other services cost	33,465	26,007	84,836	75,458
Indirect other cost	2,050	2,016	5,638	5,176
Total Australian cost of sales and services	$53,333	$46,374	$145,539	$134,172

Average daily rates (4)	$73	$78	$76	$79

Billed rooms (5)	525,359	491,218	1,505,143	1,382,182

Australian dollar to U.S. dollar	$0.683	$0.735	$0.707	$0.759

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400